Rule:  424(b)(3)
                                                             File No:  333-62905

                 PRICING SUPPLEMENT NO. 9  DATED AUGUST 17, 1999
             (To Prospectus Supplement dated September 25, 1998 and
                      Prospectus dated September 24, 1998)

                           FLEET FINANCIAL GROUP, INC.
                     SENIOR MEDIUM-TERM NOTES, SERIES N (The
                  "Senior Notes") and SUBORDINATED MEDIUM-TERM
                   NOTES, SERIES O (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

                 Series N (Senior)[X] Series O (Subordinated)[ ]

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
Principal Amount:                   $100,000,000.00             CUSIP Number:                        33900Q AS 3
Price to Public:                    See additional Terms below  Original Issue Discount (OID) Note:  [ ]Yes    [X]No
                                                                Total Amount of OID:
Issue Date:                         August 20, 1999             Yield to Maturity:
Maturity Date:                      August 20, 2002             Initial Accrual Period OID:
Issue Price (as % of principal):    See below                   Price to Issuer (as % principal)     99.94447%
Specified Currency (if other than U.S. Dollars):
Interest Rate Basis:
               [ ]CMT Rate                                 [ ]Treasury Rate
                  Designated CMT Telerate Page:            [ ]Federal Funds Rate
                  Designated CMT Maturity Index:           [ ]Prime Rate
               [ ]Commercial Paper Rate                    [ ]Other:
               [X]LIBOR
                    LIBOR SCREEN
                            Telerate [X]
                            Reuters  [ ]
                            Other    [ ]
Index Maturity:           3 Month
Spread:                   plus 33 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:    5.81000%
Method of Calculation:    Actual / 360  [X]  Actual/Actual   [ ] 30 / 360     []

Interest Determination Dates:           [ ]One  Business  Day  Prior to the
                                           Interest Reset  Date (No Rate Cutoff)
                                        [ ]Two Business Days Prior to the
                                           Interest Reset Date
                                        [X]Two London Business Days Prior to the
                                           Interest Reset Date
Initial Interest Reset Date:     November 20, 1999
Interest Reset Dates:            Quarterly on each Interest Payment Date
Interest Payment Dates:          the  20th  of  each  February, May, August  and
                                 November or next good business  day  commencing
                                 November 20, 1999.
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:           Quarterly
Interest Payment Period:         Quarterly
Calculation Agent (if other than First National Bank of Chicago):
Redemption:                             [X]The Notes cannot be redeemed prior to maturity
                                        [ ]The Notes can be redeemed prior to maturity
                                                 Initial Redemption Date:
                                                 Initial Redemption Percentage:
                                                 Annual Redemption Percentage Reduction:
Repayment:                              [X]The Notes cannot be repaid prior to
                                           maturity
                                        [ ]The Notes can be repaid  prior to
                                           maturity, at the option of the holder
                                           of the Note
                                            Holder's Optional Repayment Date(s):
Index Currency:      Place of Payment:     Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:           Chase Securities Inc.
Agent's Capacity:                       [X]As Principal        []As Agent
Delivery:        DTC #187

Additional Terms:
The Notes may be sold at varying prices related to prevailing market conditions at the time or times of resale.
Expenses:
The aggregate expenses, other than the Agents' Discounts and Commissions specified in the Prospectus Supplement dated September 25, 1998 and the Prospectus dated September 24, 1998, payable by Fleet Financial Group, Inc. are estimated at up to $175,000, including reimbursement of the Agents' expenses, based on an aggregate initial offering price of $2,000,000,000 of its Senior and its Subordinated Notes.

     Recent Developments: On March 14, 1999, Fleet Financial Group, Inc. ("FFG") and BankBoston Corporation ("BankBoston") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of BankBoston with and into FFG (The "Merger"). Consummation of the Merger is subject to a number of conditions, including (1) receipt of all requisite governmental approvals (including the approval of the Board of Governors of the Federal Reserve System), and (2) certain other customary conditions.

     In addition, FFG and BankBoston cannot complete the Merger unless it is approved by the Board of Governors of the Federal Reserve System. The United States Department of Justice has input into this approval process. FFG and BankBoston have proposed to divest approximately $12.5 billion of deposits from the combined company. FFG believes that the proposed divestiture is consistent with the antitrust guidelines of the Federal Reserve Board and the Department of Justice, but there can be no assurance that one or both of these agencies may not seek greater levels of divestiture. FFG does not believe that these divestitures will have a significant negative effect on it.


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